15.2       Code of Ethics

1.	Statement of General Principles

This Code of Ethics has been adopted by the Trust for the purpose of instructing all employees, officers, directors, and trustees of the Trust and the Adviser in their ethical obligations and to provide rules for their personal securities transactions. All such persons owe a fiduciary duty to the Trust and its shareholders. A fiduciary duty means a duty of loyalty, fairness, and good faith towards the Trust and its shareholders, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

•	The duty at all times to place the interests of the Trust and its shareholders first;

•	The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility; and

•	The fundamental standard that such employees, officers, directors, and trustees should not take inappropriate advantage of their positions, or of their relationship with the Trust or its shareholders.

It is imperative that the personal trading activities of the employees, officers, directors, and trustees of the Trust and the Adviser be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

All personal securities transactions must also comply with the SEC’s Rule 17j-1. Under this rule, no Employee may:

•	employ any device, scheme or artifice to defraud the Trust or any of its shareholders;

•	make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or

•	engage in any manipulative practice with respect to the Trust or any of its shareholders.

2.	Definitions

a.	Access Person: Access Person shall have the same meaning as set forth in Rule 17j-1 under the 1940 Act and shall include:
89

(1)	all officers and trustees (or persons occupying a similar status or performing a similar function) of the Funds;

(2)	all officers and trustees (or persons occupying a similar status or performing a similar function) of the Advisers with respect to its corresponding series of the Trust

(3)	any employee of the Trust or the Advisers (or of any company controlling or controlled by or under common control with the Trust or the Advisers) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Funds, or whose functions relate to the making of any recommendations with respect to the purchase or sale; and

(4)	any other natural person controlling, controlled by or under common control with the Trust or the Advisers who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of Covered Securities by the Funds.

b.	Advisory Employees: Employees who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of securities by a Fund, or whose functions relate to the making of any recommendation with respect to purchases or sales. The Chief Compliance Officer will maintain a current list of all Advisory Employees.

c.	Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

d.	Chief Compliance Officer: the Chief Compliance Officer for the Adviser and for the Trust is Sofia A. Rosala.

e.	Independent Trustees: trustees of the Trust whose affiliation with the Trust is solely by reason of being a trustee of the Trust.

f.	Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee’s family members include the Employee’s spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

g.	Employees: the employees, officers, and trustees of the Trust and the employees, officers and directors of the Adviser, including Advisory Employees. The Chief Compliance Officer will maintain a current list of all Employees.

h.	Exempt Transactions: transactions which are: (i) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control; (ii) pursuant to a
90

systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan; (iii) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities; (iv) in connection with the call by the issuer of a preferred stock or bond; (v) pursuant to the exercise by a second party of a put or call option; or (vi) closing transactions no more than five business days prior to the expiration of a related put or call option.

i.	Funds: any series of the Trust.

j.	Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

k.	Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, ETFs, MLPs, and REITS, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) shares of unaffiliated registered open-end investment companies (other than exchange traded funds).

l.	Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account. The term Securities Transaction does not include transactions executed by the Adviser for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

3.	Personal Investment Guidelines

a.	Personal Accounts

(1)	The Personal Investment Guidelines in this Section 3 do not apply to Exempt Transactions unless the transaction involves a private placement or initial public offering. Employees must remember that regardless of the transaction’s status as exempt or not exempt, the Employee’s fiduciary obligations remain unchanged.

(2)	While trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections 3 and 4 of this Code apply to Independent Trustees only if such person knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the such person’s transaction that the same Security or a Related Security was or was to be purchased or
91

sold for a Fund or that such purchase or sale for a Fund was being considered, in which case such Sections apply only to such transaction.

(3)	Employees may not execute a Securities Transaction on a day during which a purchase or sell order in that same Security or a Related Security is pending for a Fund unless the Securities Transaction is combined (“blocked”) with the Fund’s transaction. Securities Transactions executed in violation of this prohibition shall be unwound or, if not possible or practical, the Employee must disgorge to the Fund the value received by the Employee due to any favorable price differential received by the Employee. For example, if the Employee buys 100 shares at $10 per share, and the Fund buys 1000 shares at $11 per share, the Employee will pay $100 (100 shares x $1 differential) to the Fund.

(4)	Any Securities Transactions in a private placement must be authorized by the Chief Compliance Officer, in writing, prior to the transaction. In connection with a private placement acquisition, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Fund, and whether the opportunity is being offered to the Employee by virtue of the Employee’s position with the Trust or the Adviser. If the private placement acquisition is authorized, the Chief Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a Fund will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

(5)	Employees are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the Chief Compliance Officer. This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Employee’s position with the Trust or the Adviser. If the initial public offering is authorized, the Chief Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.

b.	Other Restrictions

Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Chief Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Trust and the Funds’ shareholders. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

4.	Compliance Procedures
92

a.	Employee Disclosure

(1)	Within 10 days of commencement of employment with the Trust or the Adviser, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information, which information must be current as of a date no more than 45 days prior to the date the person became an Employee: (i) the title, number of shares, and principal amount of each Security in which the Employee has a Beneficial Interest when the person became an Employee, (ii) the name of any broker/dealer with whom the Employee maintained an account when the person became an Employee, and (iii) the date the report is submitted.

(2)	Annually, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code, and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Employee shall annually provide the following information (as of a date no more than 30 days before the report is submitted): (i) the title, number of shares, and principal amount of each Security in which the Employee had any Beneficial Interest, (ii) the name of any broker, dealer, or bank with whom the Employee maintains an account in which any Securities are held for the direct or indirect benefit of the Employee, and (iii) the date the report is submitted.

(3)	An Access Person of the Trust who is also an Access Person of the Trust's principal underwriter or an Access Person of the Adviser or sub-adviser may submit reports required by this Section on forms prescribed by the Code of Ethics of such principal underwriter, Adviser, or sub-adviser, provided that such forms contain substantially the same information as called for in the forms required by this Section and comply with the requirements of Rule 17j-1(d)(1).

b.	Compliance

(1)	All Employees must provide copies of all periodic broker account statements to the Compliance Officer. Each Employee must report, no later than 30 days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Trust or the Adviser, all transactions in which the Employee acquired or sold any direct or indirect Beneficial Interest in a Security, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code. The report will also identify any trading account, in which the Employee has a direct or indirect Beneficial Interest, established during the quarter with a broker, dealer, or bank. The Employee may exclude transactions effected pursuant to an automatic investment plan. An automatic investment plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
93

(2)	The Chief Compliance Officer will, on a quarterly basis, check the trading account statements provided by brokers to verify that the Employee has not violated the Code. The Compliance Officer shall identify all Employees, inform those persons of their reporting obligations, and maintain a record of all current and former access persons.

(3)	If an Employee violates this Code, the Compliance Officer will report the violation to management personnel of the Trust and the Adviser for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee’s relationship with the Trust and/or the Adviser.

(4)	Management personnel of the Trust will prepare an annual report to the Board that summarizes existing procedures and any changes in the procedures made during the past year and certify to the Board that the Adviser and the Trust have each adopted procedures reasonably necessary to prevent Employees from violating this Code. The report will describe any issues existing under this Code since the last report, including without limitation, information about any material violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management’s experience under this Code, evolving industry practices or legal developments.

94